EXHIBIT 21 - SUBSIDIARIES OF WIDEPOINT CORPORATION



     Name                                       State of Incorporation
     ----                                       ----------------------

     WP NB, Inc.                                        Illinois

     WidePoint IL, Inc.                                 Illinois

     WidePoint Corporation                              Delaware